Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 19 July 2021. To the Company

Ladies and Gentlemen:

We have acted as legal counsel as to Dutch law to the Company in connection with the filing of the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon a draft of the Registration Statement and pdf copies of the Corporate Documents and we have assumed that any issuance of Registered Securities shall be effected for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitization law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

Amsterdam Brussels London Luxemburg New York Rotterdam

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.   each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.  if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c.   the Deed of Incorporation is a valid notarial deed, which has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar);

d.  at each Relevant Moment, the Company will not have (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), (vii) become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) (and no such proceedings will have been started) or (vi) have been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

e.   at each Relevant Moment, the resolutions recorded in the Resolutions shall have been adopted and shall be in full force and effect and the Resolutions shall correctly reflect the resolutions recorded therein;

f.   the issue price for any Registered Shares shall at least equal the aggregate nominal value thereof, any exercise price of other Registered Securities shall at least equal the aggregate nominal value of the underlying Registered Shares, and any such issue or exercise price shall have been received and accepted by the Company ultimately upon the issuance of the relevant Registered Shares and, where relevant, the Company shall have consented to payment in a currency other than Euro;

g.  upon the issuance of the relevant Registered Shares against a contribution in kind (inbreng anders dan in geld), (i) to the extent such contribution consists of assets not governed by Dutch law, such assets shall have been validly contributed and transferred to, and shall have been validly accepted by, the Company in satisfaction of the obligation to pay up such Registration Shares in full in accordance with applicable law (other than Dutch law), (ii) any formalities stipulated by applicable law (other than Dutch law) in respect of any such contribution shall have been complied with, and (iii) the value of such contribution in kind on the Registered Shares shall be sufficient to pay up such Registered Shares in full;

h.  any Registered Shares issued in connection with the conversion, exchange or exercise of other Registered Securities shall be issued pursuant to a valid conversion, exchange or exercise of such Registered Securities in accordance with their respective terms;

i.   no Registered Securities shall be offered to the public (aanbieden aan het publiek) in the Netherlands other than in conformity with the Prospectus Regulation and the rules promulgated thereunder; and

j.   at each Relevant Moment, each of the statements concerning factual matters included in the Certificate will be complete and correct and each of the assumptions made in this opinion letter will be correct in all aspects, in each case by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.  The Company has been duly incorporated and is validly existing as a naamloze vennootschap.

Registered Shares

2.  The Registered Shares, when issued by the Company pursuant to the Resolutions and accepted by the acquiror(s) of such Registered Shares, shall be validly issued, fully paid and non-assessable.

Replacement Warrants

3.  The Replacement Warrants, when issued by the Company pursuant to the Resolutions and accepted by the acquiror(s) of such Replacement Warrants, shall be validly issued and duly authorized for issuance.

The opinions expressed above are subject to the following qualifications:

A. Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B. Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by issuing Registered Securities, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by issuing Registered Securities since this is a matter of fact.

C. Pursuant to Section 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig).

D. The opinions expressed in this opinion letter may be limited or affected by:

a.   rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally, including the Temporary Covid-19 Act;

b.  the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.   claims based on tort (onrechtmatige daad);

d.  sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.   the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.   any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.  the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.  The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

F.  This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Bankruptcy Code”	The Dutch Bankrupcty Code (Faillissementswet).

“Certificate”	The officer’s certificate issued by John Symington in his capacity as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of the Company, dated 19 July 2021.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	Frank’s International N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 34241787, to be renamed Expro Group Holdings N.V. in connection with the transaction described in the Registration Statement.

“Corporate Documents”	The Deed of Incorporation, the Current Articles, the Revised Articles and the Registration Statement.

“Current Articles”	The Articles of Association as they read immediately after the execution of a deed of amendment dated 19 May 2017.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Amendment”	The draft deed amendment to the Articles of Association prepared by us with reference number 82044517 M 32085598.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated 1 February 2006.

“eIDAS Regulation”	Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Ordinary Shares”	Ordinary shares in the Company’s capital as described in the Registration Statement.

“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Registered Securities”	The Registered Shares and the Replacement Warrants.

“Registered Shares”

The following Ordinary Shares:

a.  up to the 426,146,247 Ordinary Shares registered pursuant to the Registration Statement; and

b.  up to the 42,049,555 Ordinary Shares issuable pursuant to the exercise of the Replacement Warrants.

“Registration Statement”	The Company’s registration statement on Form S-4 filed or to be filed with the SEC in the form reviewed by us.

“Relevant Moment”	Each time when one or more Registered Securities are issued by the Company.

“Replacement Warrants”	Up to 5,782,392 warrants issuable by the Company and registered pursuant to the Registration Statement for the purchase of Ordinary Shares.

“Resolutions”

The following resolutions:

a.  the resolutions on the agenda for the Company’s annual general meeting as referred to in the Registration Statement, once adopted at that meeting;

b.  the written resolutions of the Company’s supervisory board prepared by us with reference number 82044517 M 82044517 M 32435347, once duly completed and executed; and

c.   the written resolutions of the Company’s management board prepared by us with reference number 82044517 M 82044517 M 32435348, once duly completed and executed.

“Revised Articles”	The Articles of Association as they will read immediately after the execution of the duly completed Deed of Amendment.

“SEC”	The United States Securities and Exchange Commission.

“Temporary Covid-19 Act”	The Temporary COVID-19 Social Affairs and Employment and Justice and Security Act (Tijdelijke Wet COVID-19 SZW en JenV).